FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE
FS Energy and Power Fund Provides Third Quarter Results and
Announces Details of Quarterly Shareholder Conference Call

PHILADELPHIA, PA, November 14, 2012 – FS Energy and Power Fund (“FSEP”), a business development company focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, provides an overview of its operating results for the quarter ended September 30, 2012.  As previously announced, FSEP will hold its third quarter investor conference call at 2:30 p.m. Eastern Time on Thursday, November 15, 2012 to discuss these results.  Information for those interested in participating in the call can be found below.

Financial Highlights

•
As of October 31, 2012, FSEP had raised total equity capital of approximately $503.2 million, including approximately $26.8 million raised from investors affiliated with FSEP’s sponsor, Franklin Square Capital Partners, and its sub-adviser, GSO / Blackstone.

•	During the three months ended September 30, 2012, FSEP generated:

o	Total GAAP-basis net investment income of approximately $1.5 million, or $0.04 per share; and

o	Total net realized gains of approximately $2.1 million, or $0.06 per share.

•	During the nine months ended September 30, 2012, FSEP generated a GAAP-basis total return of approximately 10.4%.

•	During the third quarter of 2012, FSEP also:

o	Paid cash distributions to investors totaling approximately $0.1563 per share; and

o
Increased its public offering price from $10.05 per share to $10.10 per share on July 31, 2012, from $10.10 per share to $10.20 per share on September 14, 2012 and from $10.20 per share to $10.25 per share on September 28, 2012 and twice increased the amount of the regular semi-monthly cash distributions to maintain its 6.2% annualized distribution yield.

•	As of September 30, 2012:

o
FSEP’s portfolio consisted of investments in 44 portfolio companies, including investments in first lien senior secured loans, second lien senior secured loans, senior secured bonds, subordinated debt and equity securities;

o	The weighted average purchase price of the investments in FSEP’s portfolio was 98.2% of par or stated value, as applicable;

o	FSEP’s estimated gross annual portfolio yield, prior to leverage, was 10.0% based on the purchase price of its investments;

o	The weighted average credit rating of the investments in FSEP’s portfolio that were rated was B2 based on the Moody’s scale; and

o
Approximately 23.6% of FSEP’s portfolio based on fair value constituted proprietary investments, which includes any investment originated or structured for FSEP or made by FSEP that was not generally available to the broader market.

Recent Notable Announcements

•
On October 11, 2012, EP Investments LLC, a wholly-owned subsidiary of FSEP, amended its total return swap financing agreement with Citibank to increase the maximum market value of the aggregate amount of loans which may be subject to the total return swap from $100 million to $200 million.

•
On October 15, 2012, FSEP increased its public offering price from $10.25 per share to $10.30 per share and increased the amount of the regular semi-monthly cash distribution to maintain its 6.2% annualized distribution yield.

•
On October 18, 2012, FSEP Funding LLC, a wholly-owned subsidiary of FSEP, amended its credit facility with Deutsche Bank to increase the borrowing capacity under the facility from $175 million to $240 million.

Investor Update Call

FSEP will hold its third quarter investor call on Thursday, November 15, 2012, at 2:30 p.m. Eastern Time.  In order to participate, interested parties should dial (800) 446-1671 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 33595887 when prompted.  An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSEP’s website (www.fsenergyandpowerfund.com), and will be available for a period of 30 days following the call.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSEP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which FSEP filed with the Securities and Exchange Commission (“SEC”) on November 14, 2012, as well as FSEP’s other reports filed with the SEC. A copy of FSEP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and FSEP’s other reports filed with the SEC can be found on FSEP’s website at www.fsenergyandpowerfund.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the SEC. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $54.6 billion in assets under management as of September 30, 2012, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.